FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2013 THIRD QUARTER RESULTS

West Palm Beach, FL – August 12, 2013 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced financial results for its third fiscal quarter ended June 30, 2013.

Forward generated operating income of $0.5 million in its fiscal 2013 third quarter, marking it as the company’s second successive quarter resulting in positive operating income. Compared to an operating loss of $(0.6) million in its fiscal 2012 third quarter, the improvement was primarily due to increased gross profit combined with lower general and administrative expenses.  Other key financial results for Forward’s fiscal 2013 third quarter, compared to its fiscal 2012 third quarter, are as follows:

  Net sales increased $0.9 million, or 12%, to $8.6 million in the 2013 quarter due primarily to higher sales of diabetic products, which increased $0.7 million. Sales of Other Products increased $0.2 million in the 2013 Quarter.

  Gross profit increased $1.0 million to $1.8 million, or 21.5% of net sales, in the 2013 quarter due primarily to the higher sales level achieved and cost savings realized from the restructure of our Asia-based sourcing and quality assurance operations.

  Sales and marketing expenses increased $0.3 million, or 113%, to $0.6 million in the 2013 quarter due primarily to higher personnel costs resulting from the restructure and expansion of our sales and sales support teams.

  General and administrative expenses decreased $0.3 million, or 29%, to $0.8 million in the 2013 quarter due primarily to lower personnel costs and professional fees resulting from the restructure of our executive, finance, and IT teams.

  Other expense, net increased to $0.7 million in the 2013 quarter from $18 thousand in the 2012 quarter due primarily to net realized and unrealized losses on investments in marketable securities.

  Net loss from continuing operations was $0.3 million, or $(0.03) per basic and diluted share, in the 2013 quarter compared to a net loss of $0.6 million, or $(0.08) per basic and diluted share, in the 2012 quarter.

  Net loss from discontinued operations was $19 thousand, or $(0.00) per basic and diluted share, in the 2013 quarter, compared to net loss of $2.7 million, or $(0.33) per basic and diluted share, in the 2012 quarter.

Forward generated operating income of $0.6 million in its fiscal 2013 nine-month period compared to an operating loss of $(1.7) million in the fiscal 2012 nine-month period due to increased gross profit and decreased general and administrative expenses. Other key financial results for Forward’s fiscal 2013 nine-month period, compared to the fiscal 2012 nine-month results, are as follows:

  Net sales increased $3.4 million, or 16%, to $23.4 million in the 2013 period due primarily to higher sales of diabetic products, which increased $3.5 million. Sales of Other Products decreased $0.1 million to $5.1 million in the 2013 period.

  Gross profit increased $1.8 million to $4.9 million, or 20.8% of net sales, in the 2013 period due primarily to the higher sales level achieved and cost savings realized from the restructure of our Asia-based sourcing and quality assurance operations.

  Sales and marketing expenses increased $0.7 million, or 75%, to $1.6 million in the 2013 period due primarily to higher personnel costs resulting from the restructure and expansion of our sales and sales support teams.

  General and administrative expenses decreased $1.2 million, or 31%, to $2.7 million in the 2013 period due primarily to lower personnel costs and professional fees resulting from the restructure of our executive, finance, and IT teams.

  Other income (expense), changed to $0.4 million of expense in the 2013 period from $43 thousand of income in the 2012 period, due primarily to net realized and unrealized losses on investments in marketable securities.

  Net income from continuing operations was $0.2 million, or $0.03 per basic and diluted share, in the 2013 period compared to a net loss of $1.6 million, or $(0.20) per basic and diluted share, in the 2012 period.

  Net loss from discontinued operations was $0.2 million, or $(0.02) per basic and diluted share, in the 2013 period, compared to $4.7 million, or $(0.58) per basic and diluted share, in the 2012 period.

Robert Garrett, Jr., Forward’s Chief Executive Officer, commented: “With our restructuring solidly behind us, we have taken important first steps towards protecting our existing OEM business, improving our gross margins, and laying the foundation to diversify and grow our customer base. The investments we have made in expanding, re-incentivizing, and resourcing our sales, design and sales support teams, combined with the growing capabilities of our Asia-based sourcing agent, serve the dual purpose of improving the productivity of our sales team, as well as expanding our ability to provide innovative solutions to new and existing customers. We believe these factors to be a driving force behind the recent growth in our existing accounts, as well as accelerated new account development we are seeing.

“We continue to face challenges with respect to our customer and product concentrations, which impose on us a heightened sensitivity to fluctuations in sales demand and downward pricing pressure. While we recognize that we have a lot of work ahead of us, we believe that the restructuring we completed and the investments we are making are real steps towards overcoming these challenges and returning our company to sustainable profitability.”

The tables below are derived from the company’s audited, consolidated financial statements included in its Annual Report on Form 10-Q filed today with the Securities and Exchange Commission. Please refer to the Form 10-K for complete financial statements and further information regarding the company’s results of operations and financial condition relating to the fiscal years ended September 30, 2012 and 2011. Please also refer to the Form 10-K for a discussion of risk factors applicable to the company and its business.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Forward’s current expectations and projections about its future results, performance, prospects and opportunities.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in the 2013 quarter, 2013 period, and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the company’s filings with the SEC, including the company’s Form 10-K for the year ended September 30, 2012 for information regarding risk factors that could affect the company’s results.  Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Contact:

Forward Industries, Inc.

James McKenna, CFO

(561) 465-0070

FORWARD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Net sales...............................................................................	$8,590,248	$7,664,252	$23,350,344	$20,049,363
Cost of goods sold................................................................	6,747,066	6,906,769	18,489,104	16,989,281
Gross profit...........................................................................	1,843,182	757,483	4,861,240	3,060,082

Operating expenses:
Sales and marketing.........................................................	602,038	282,020	1,620,880	925,245
General and administrative.................................................	767,588	1,088,552	2,612,398	3,821,512
Total operating expenses.........................................	1,369,626	1,370,572	4,233,278	4,746,757

Income (loss) from operations..............................................	473,556	(613,089)	627,962	(1,686,675)

Other income (expense):
Interest income (expense)..................................................	(120)	21,234	(376)	88,931
Loss on marketable securities, net.....................................	(702,377)	--	(374,160)	--
Other income (expense), net..............................................	2,897	(38,998)	(11,285)	(46,023)
Total other income (expense), net............................	(699,600)	(17,764)	(385,821)	42,908

Income (loss) from continuing operations before income tax expense	(226,044)	(630,853)	242,141	(1,643,767)
Income tax expense................................................................	--	--	507	--
Income (loss) from continuing operations	(226,044)	(630,853)	241,634	(1,643,767)
Loss from discontinued operations, net of tax expense (benefit) of $(8,977) and $(130); and $(6,002) and $4,850, respectively..........................................................	(18,659)	(2,678,075)	(199,498)	(4,722,216)
Net income (loss)..................................................................	(244,703)	(3,308,928)	42,136	(6,365,983)
Other comprehensive income (loss):
Change in unrealized gains on marketable securities............	--	--	23,744	--
Translation adjustments.....................................................	(152)	(7,446)	(9,353)	(11,558)
Comprehensive income (loss)...............................................	$(244,855)	$(3,316,374)	$56,527	$(6,377,541)

Net income (loss) per basic and diluted common share:
Income (loss) from continuing operations..................................	$(0.03)	$(0.08)	$0.03	$(0.20)
Loss from discontinued operations...........................................	$(0.00)	$(0.33)	$(0.02)	$(0.58)
Net income (loss) per share.................................................	$(0.03)	$(0.41)	$0.01	$(0.78)

Weighted average number of common and common equivalent shares outstanding
Basic..............................................................................	8,112,685	8,105,185	8,110,734	8,100,478
Diluted............................................................................	8,112,685	8,105,185	8,120,909	8,100,478

FORWARD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2013	2012
Assets:	(Unaudited)	(Note 1)
Current assets:
Cash and cash equivalents.........................................................................	$5,011,600	$4,608,246
Marketable securities.................................................................................	405,721	420,605
Accounts receivable, net ...........................................................................	6,222,761	7,533,491
Inventories, net..........................................................................................	2,363,833	3,380,813
Prepaid expenses and other current assets..................................................	755,826	367,552
Assets of discontinued operations...............................................................	312,319	621,879
Total current assets........................................................................	15,072,060	16,932,586

Property and equipment, net.......................................................................	123,533	138,774
Other assets.............................................................................................	40,442	40,442
Total Assets................................................................................................	$15,236,035	$17,111,802

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable......................................................................................	$4,223,383	$5,936,848
Accrued expenses and other current liabilities..............................................	868,741	1,725,185
Liabilities of discontinued operations............................................................	35,391	261,806
Total current liabilities...................................................................	5,127,515	7,923,839

Other liabilities..........................................................................................	82,811	--
Total Liabilities..........................................................................................	5,210,326	7,923,839

6% Senior Convertible Preferred Stock, par value $0.01 per share; 1,500,000 shares authorized; 381,674 shares issued and outstanding (aggregate l iquidation value of $750,000)..................................................................	447,983	--

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; no shares issued and outstanding........................................................	--	--
Series A Participating Preferred stock, par value $0.01; 100,000 authorized; no shares issued and outstanding..............................	--	--
Common stock, par value $0.01 per share; 40,000,000 shares authorized, 8,819,095 and 8,811,595 shares issued; and 8,112,685 and 8,105,185 shares outstanding, respectively......................	88,191	88,116
Capital in excess of par value.....................................................................	17,353,932	17,020,771
Treasury stock, 706,410 shares at cost.......................................................	(1,260,057)	(1,260,057)
Accumulated deficit...................................................................................	(6,582,790)	(6,624,926)
Accumulated other comprehensive loss.......................................................	(21,550)	(35,941)
Total shareholders’ equity.........................................................................	9,577,726	9,187,963
Total liabilities and shareholders’ equity...................................................	$15,236,035	$17,111,802